- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  July 18, 1996



                           BANK OF BOSTON CORPORATION
             (Exact name of registrant as specified in its charter)




Massachusetts                      1-6522                  04-2471221
(State or other jurisdiction       (Commission             (IRS Employer
  of incorporation)                File Number)            Identification No.)


100 Federal Street, Boston, Massachusetts                      02110
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code:  (617) 434-2200



- --------------------------------------------------------------------------------

Item 5.  Other Events.
- ----------------------

          On July 18, 1996, Bank of Boston Corporation (the Corporation) issued a press release announcing its earnings for the quarter ended June 30, 1996. The financial information that is included herewith as Exhibit 99 (a) was included in the Corporation's press release and is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.
- -------------------------------------------

(c)     Exhibits.

99(a) Financial information included in the Corporation's Press Release dated July 18, 1996.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          BANK OF BOSTON CORPORATION



Dated: July 18, 1996                      /s/ William J. Shea
                                          --------------------------
                                          William J. Shea
                                          Vice Chairman,
                                          Chief Financial Officer and Treasurer

                                                  EXHIBIT 99 (A)

                BANK OF BOSTON REPORTS SECOND QUARTER NET INCOME
            OF $150 MILLION BEFORE SPECIAL ITEMS OR $1.26 PER SHARE
                              13% ABOVE PRIOR YEAR

          BOSTON, July 18, 1996 -- Bank of Boston Corporation (NYSE: BKB) reported today second quarter net income of $150 million, or $1.26 per common share on a fully diluted basis, before special items. This compares with $148 million, or $1.23 per share, in the first quarter of 1996 and $133 million, or $1.10 per share, in the second quarter of 1995. Actual net income was $178 million, or $1.52 per share, on a fully diluted basis, in the second quarter of 1996 compared with $117 million, or $.95 per share, in the first quarter of 1996 and $133 million, or $1.10 per share, in the second quarter of 1995. Included in the actual net income totals for the first and second quarters of 1996 were the previously announced mortgage banking-related special items that were approximately offsetting for the first six months and are discussed below. On this same basis, actual net income for the first half of 1996 was $295 million, or $2.46 per share, compared with net income of $259 million, or $2.14 per share, in the first half of 1995.

          During the second quarter, the second phase of the sale of the Corporation's mortgage banking subsidiary was completed. This sale had the effect of reducing noninterest revenue by approximately $25 million and operating income by approximately $10 million from the first quarter levels. Second quarter highlights were (amounts shown are before the special items discussed below):

     * Total revenues increased to $717 million on a fully taxable equivalent basis, compared with $713 million in the prior quarter and $672 million in the second quarter of 1995;

     * On a fully taxable equivalent basis, operating income (before credit costs) increased to $312 million in the second quarter, compared with $310 million in the prior quarter and $283 million in the second quarter of 1995;

     * Return on average common equity improved to 17.68% in second quarter, compared with 17.24% in the prior quarter and 17.22% in the second quarter of 1995. Return on average assets was 1.28% in the second quarter, 1.27% in the prior quarter and 1.21% in the second quarter of 1995;

     * Net credit losses declined to $40 million in the second quarter, compared with $42 million in the prior quarter and $44 million in the second quarter of 1995. The provision for credit losses was $50 million in the second and first quarters of 1996 compared with $40 million in the second quarter of 1995. Nonaccrual loans and OREO totaled $387 million at June 30, 1996, compared with $371 million at March 31, 1996 and $417 million at June 30, 1995;

     * Operating ratio was 56.5% in the second and first quarters of 1996 compared with 57.9% in the second quarter of 1995.

     As a result of its sale of the mortgage banking subsidiary, the Corporation recorded after-tax gains of $28 million in the second quarter and $39 million in the first quarter of 1996. These gains were offset by $70 million of after-tax losses (net of decreased servicing amortization) recognized in the first quarter from contracts used to manage prepayment risk in the mortgage servicing portfolio. The Corporation now owns a 33% interest in a new company, HomeSide, Inc., which ranks among the country's largest mortgage banking companies with a servicing portfolio of approximately $80 billion.

NONINTEREST INCOME
         The components of noninterest income are as follows:

  First
Quarter                                            Second
- -------                                           Quarter                Six  Months
                                                ------------             -----------
   1996      (in millions)                       1996   1995   Change    1996   1995   Change
- -------                                         -----  -----  -------  ------  -----  -------
  $ 118      Financial service fees             $  89  $ 113    $(24)  $ 207   $ 219    ($12)
  -----
     37      Net equity and mezzanine profits      77     23      54     114      39      75
     51      Trust and agency fees                 55     57      (2)    106     110      (4)
  -----
     12      Trading profits and commissions       24      6      18      37       7      30
     12      Foreign exchange trading profits      11     16      (5)     23      28      (5)
     13      Securities portfolio gains, net        4      0       4      17       6      11
  -----
     34      Other income                          18     21      (3)     51      45       6
  -----                                         -----  -----    ----   -----   -----   -----
  $ 277      Subtotal                           $ 278  $ 236    $ 42   $ 555   $ 454   $ 101
    (51)     Special items, net                    46      0      46      (5)     75     (80)
  -----                                         -----  -----    ----   -----   -----   -----
  $ 226      Total                              $ 324  $ 236    $ 88   $ 550   $ 529   $  21
  =====                                         =====  =====    ====   =====   =====   =====

     * The reduction in financial service fees was greatly influenced by the sale of the mortgage banking subsidiary. Changes are detailed below.

     * The Private Equity Investing business had another excellent quarter as reflected by the significant increases in net equity and mezzanine profits compared with all prior periods. The higher level of realized profits is primarily due to a seasoning of the portfolio and favorable market conditions. The portfolio has been steadily growing and is diversified as to industry, geography and type of investment. New investment activity in 1996 is expected to be about 50% above last year.

     * Trust and agency fees increased $4 million from the first quarter mainly due to higher fees from the Brazilian mutual fund and domestic private banking businesses. Both of these areas are generating higher volumes with mutual funds in Brazil growing to over $3 billion and domestic personal assets under management now totaling about $17 billion. The declines from the prior year periods reflected the sale of the Corporation's corporate trust business and the movement of its stock transfer business into a joint venture. Excluding the effect of these transactions, trust and agency fees increased by $10 million from the second quarter of 1995 and $19 million from the first half of 1995.

     * Compared with all prior periods, trading account profits and commissions improved mainly due to increases from the Corporation's Global Capital Markets and Latin American units.

     * Foreign exchange profits declined $1 million from the prior quarter and $5 million from both the second quarter and first half of 1995. The declines from prior year periods reflected lower profits from Latin America and Asia.

     * Net securities gains declined $9 million from the prior quarter reflecting a lower level of sales activity.

     * The decline in other income of $16 million from the prior quarter included a loss on the sale of approximately $300 million of residential mortgages in connection with the Corporation's program to remove low return assets from the balance sheet, lower revenues caused by the sale of the mortgage banking business, and translation losses related to a hedging strategy in Chile that yielded higher levels of net interest revenue. Compared with the first six months of 1995, other income increased $6 million due, in part, to higher profits from various joint ventures, including those related to HomeSide, Inc., Boston EquiServe (stock transfer business), and the Argentine pension management business, which has a 10% share of the local market with funds under management of over $350 million.

     The components of financial service fees are as follows:

  First
- -------                                                              Second               Six Months
Quarter                                                             Quarter              ------------
- -------                                                           ------------
   1996                        (in millions)                      1996   1995   Change   1996   1995   Change
- -------                                                           -----  -----  -------  -----  -----  -------
  $  20      Net mortgage servicing fees (before special items)   $   0  $  27    $(27)  $  20  $  48    $(28)
     31      Deposit fees                                            29     29       0      60     59       1
     20      Loan-related fees                                       20     17       3      40     30      10
     16      Letters of credit and acceptance fees                   15     16      (1)     31     35      (4)
     31      Other                                                   25     24       1      56     47       9
  -----                                                           -----  -----    ----   -----  -----    ----
  $ 118      Total                                                $  89  $ 113    $(24)  $ 207  $ 219    $(12)
  =====                                                           =====  =====    ====   =====  =====    ====

     * The declines in net mortgage servicing fees from all prior periods reflect the sale of the Corporation's mortgage banking subsidiary.

     * Loan-related fees grew $3 million from the second quarter of 1995 and $10 million from the first six months of 1995 reflecting higher levels of syndication fees generated by the Corporation's Global Capital Markets business.

     * Letter of credit and acceptance fees declined $4 million from the first half of 1995 due to lower fees from Brazil, Asia and Europe.

     * The $6 million decline in other financial service fees from the prior quarter is attributable to lower levels of advisory fees, Latin American credit card fees, and credit insurance revenues. Compared with the first half of 1995, however, higher advisory and Latin American credit card fees generated a $9 million increase in other financial service fees.

     Special items included in noninterest income are composed of the following:

    First
- ---------                                                         Second              Six Months
  Quarter                                                        Quarter             -------------
- ---------                                                      ------------
     1996                      (in millions)                   1996   1995   Change   1996   1995   Change
- ---------                                                      -----  -----  ------  ------  -----  -------
               Mortgage banking-related gains/losses:
   $  60       Sale of mortgage subsidiary                     $  46  $   0     $46  $ 106   $   0   $ 106
    (111)      Contracts used to manage prepayment risk, net       0      0       0   (111)      0    (111)
   ------                                                      -----  -----     ---  -----   -----   -----
     (51)      Total                                              46      0      46     (5)      0      (5)
       0       Gain on sale of banking subsidiaries                0      0       0      0      75     (75)
   ------                                                      -----  -----     ---  -----   -----   -----
   $ (51)      Total                                           $  46  $   0     $46  $  (5)  $  75   $ (80)
   ======                                                      =====  =====     ===  =====   =====   =====

     * During the first quarter of 1996 the Corporation recorded a net pre-tax loss of $51 million from mortgage banking-related special items. As a result of the first quarter's rising rate environment, a loss of $111 million, or $70 million after-tax, (net of decreased servicing amortization) was recorded from the change in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio. In addition, the Corporation recognized a gain of $60 million, or $39 million after-tax, from the sale of its mortgage banking subsidiary to two equity investment firms. The second phase of this transaction was completed in the second quarter and resulted in an additional gain of $46 million, or $28 million after-tax. The Corporation now owns a 33% interest in HomeSide, Inc., which ranks among the largest mortgage banking companies with a servicing portfolio of approximately $80 billion.

     * The Corporation recognized a $75 million gain in the first quarter of 1995 from the sale of its Maine and Vermont banking subsidiaries.

NET INTEREST REVENUE

     Net interest revenue, on a fully taxable equivalent basis, was $439 million for the second quarter of 1996, compared with $436 million in both the prior quarter and the second quarter of 1995. Net interest margin was 4.17% for the second quarter of 1996, compared with 4.21% in the first quarter of 1996 and 4.49% in the second quarter of last year. For the first half of 1996, net interest revenue, on a fully taxable equivalent basis, was $875 million, compared with $863 million in the first half of 1995. Net interest margin was 4.19% for the first half of 1996, compared with 4.52% for the first half of 1995.

     The $3 million increase in net interest revenue from the prior quarter reflected a higher volume of average loans and a higher international margin, partially offset by lower spreads from domestic operations. The latter, which included a lower level of loan fees, was mainly responsible for the modest decline in consolidated margin from the first quarter.

     Compared with the prior year periods, net interest revenue improved while net interest margin declined. These changes reflected a higher volume of average earning assets coupled with narrower domestic spreads caused, in part, by the aggressive marketing of a new higher-rate savings deposit product during 1995, the introduction of a "teaser rate" credit card product in late 1995, and lower loan fees.

NONINTEREST EXPENSE
     The components of noninterest expense are as follows:

  First
- -------                                                 Second
Quarter                                                Quarter               Six Months
- -------                                              ------------            ----------
   1996                  (in millions)               1996   1995   Change   1996   1995   Change
- -------                                              -----  -----  -------  -----  -----  -------
  $ 229      Employee costs                          $ 227  $ 220    $  7   $ 456  $ 437    $ 19
     63      Occupancy & equipment                      62     60       2     125    119       6
      9      Professional fees                          11     11       0      21     24      (3)
      0      FDIC insurance premiums                     0     11     (11)      0     23     (23)
    102      Other                                     105     87      18     206    167      39
  -----                                              -----  -----    ----   -----  -----    ----
    403      Noninterest expense before OREO costs     405    389      16     808    770      38
      2      OREO costs                                  1      3      (2)      3      5      (2)
  -----                                              -----  -----    ----   -----  -----    ----
  $ 405      Total                                   $ 406  $ 392    $ 14   $ 811  $ 775    $ 36
  =====                                              =====  =====    ====   =====  =====    ====

     Noninterest expense before OREO costs, was $405 million in the second quarter of 1996, compared with $403 million in the prior quarter and $389 million for the same quarter in 1995.

     Compared with all prior periods, the increases in noninterest expense came from ongoing expansion and investment spending in several of the Corporation's growth businesses, mainly Latin America, Global Capital Markets, and Consumer Finance. Initiatives in these units included: branch expansion and growth in fee-based businesses in Latin America; start up of a high yield debt unit and the hiring of sales and trading professionals in all the Global Capital Markets businesses; and marketing campaigns related to credit card, home equity and other products in Consumer Finance. Second quarter expense levels also included higher incentive compensation costs related to improved business unit performance along with higher litigation expenses.

     The comparison of noninterest expense with all prior periods is affected by the absence of operating expenses associated with the mortgage banking business, which was sold in March, 1996. In addition, comparisons with prior year periods reflects the absence of expenses from the corporate trust and stock transfer businesses, as well as the elimination of FDIC insurance premiums in 1996.
Total staff levels declined by about 5%, or 900, from June 1995 principally due to the mortgage banking transaction and the joint venture of the stock transfer business.

CREDIT PROFILE
Loan and Lease Portfolio
     The segments of the lending portfolio are as follows:

 (in millions)                             6-30-96    3-31-96    12-31-95    9-30-95    6-30-95
                                          --------   --------   ---------   --------   --------
 United States Operations:
   Commercial, industrial and financial   $ 11,682   $ 11,361   $  11,439   $ 11,789   $ 11,907
   Commercial real estate
     Construction                              352        323         336        412        327
     Other commercial real estate            2,192      2,096       2,272      2,303      2,489
   Consumer-related loans:
     Residential mortgages                   1,978      2,109       2,105      3,333      3,243
     Home equity loans                       1,998      1,867       1,756      1,645      1,509
     Other                                   4,299      3,843       3,397      3,131      2,834

   Lease financing                           1,461      1,414       1,409      1,373      1,356

   Unearned income                            (219)      (217)       (216)      (216)      (211)
                                          --------   --------   ---------   --------   --------
                                            23,743     22,796      22,498     23,770     23,454
                                          --------   --------   ---------   --------   --------
 International Operations:
   Loans and lease financing, net of
    unearned                                 9,142      8,606       8,569      7,921      7,934
     income                               --------   --------   ---------   --------   --------
 Total loans and lease financing          $ 32,885   $ 31,402   $  31,067   $ 31,691   $ 31,388
                                          ========   ========   =========   ========   ========

     The $1 billion increase in domestic loans and leases from March 31, 1996 was driven by growth in both the consumer and commercial portfolios. The rise in consumer loan levels was led by the credit card business, Ganis Credit Corp., and the home equity product areas. Partially offsetting these increases was a decline in residential mortgages reflecting the sale of loans in connection with the Corporation's program to remove low return assets from the balance sheet. The growth in commercial loans occurred in various regional and national portfolios; loan levels are also affected by the timing of syndication activity, which has been steadily increasing.

     The $500 million increase in the international portfolio reflected ongoing growth from Latin America.

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $387 million at June 30, 1996, compared with $371 million at March 31, 1996, and $417 million at June 30, 1995. Nonaccrual loans and OREO represented 1.2% of related assets at June 30, 1996 and March 31, 1996, compared with 1.3% at June 30, 1995.

The components of consolidated nonaccrual loans and OREO are as follows:

 (in millions)                             6-30-96   3-31-96   12-31-95   9-30-95   6-30-95
                                          --------  --------  ---------  --------  --------
 Domestic nonaccrual loans:
   Commercial, industrial and financial   $    128  $     79  $      66  $    105  $    106
   Commercial real estate
     Construction                                9        21         24        23        16
     Other commercial real estate               61        74         78        82        85
   Consumer-related loans
     Residential mortgages                      32        32         29        30        31
     Home equity loans                          19        15         14        16        14
     Other                                      37        39         32        30        21
                                          --------  --------  ---------  --------  --------
                                               286       260        243       286       273
                                          --------  --------  ---------  --------  --------
 International nonaccrual loans                 57        63         66        69        66
                                          --------  --------  ---------  --------  --------
     Total nonaccrual loans                    343       323        309       355       339
 OREO                                           44        48         50        62        78
                                          --------  --------  ---------  --------  --------
     Total                                $    387  $    371  $     359  $    417  $    417
                                          ========  ========  =========  ========  ========

Provision and Reserve for Credit Losses

     The reserve for credit losses at June 30, 1996 was $744 million, or 2.26% of outstanding loans and leases, compared with $732 million, or 2.33% at March 31, 1996, and $692 million, or 2.20% at June 30, 1995. The reserve for credit losses was 217% of nonaccrual loans at June 30, 1996, 227% at March 31, 1996, and 204% at June 30, 1995.

     The provision for credit losses was $50 million in the second and first quarters of 1996, compared with $40 million in the second quarter of 1995.

     Net credit losses were $40 million for the second quarter of 1996, compared with $42 million for the prior quarter and $44 million for the comparable period last year. Net credit losses as a percent of average loans and leases on an annualized basis were .50% in 1996's second quarter, compared with .54% for the first quarter of 1996 and .57% for the second quarter of 1995.

Net credit losses were as follows:
  First
- -------                                                Second
Quarter                                               Quarter     Six Months
- -------                                             ------------  -----------
   1996      (in millions)                          1996   1995   1996   1995
- -------                                             -----  -----  -----  -----
             Domestic
  $   0      Commercial, industrial and financial   $   4  $   9  $   4  $  18
     12      Commercial real estate                     1     14     13     20
             Consumer-related loans:
      4      Residential mortgages                      1      2      5      6
      2      Home equity loans                          1      1      3      2
     19      Other                                     23     10     42     17
  -----                                             -----  -----  -----  -----
     37                                                30     36     67     63
      5      International                             10      8     15     23
  -----                                             -----  -----  -----  -----
  $  42      Total                                  $  40  $  44  $  82  $  86
  =====                                             =====  =====  =====  =====


BALANCE SHEET AND ACQUISITION UPDATE

     Total consolidated assets were $50.8 billion at June 30, 1996 compared with
$46.5 billion at March 31, 1996.   The $4 billion increase was due to a higher
level of earning assets, mainly loans and securities. Contributing to the increase was the Corporation's acquisition of Boston Bancorp, which added $1.3 billion of deposit liabilities and a comparable level of liquid assets to the June 30 balance sheet. This transaction, which was accounted for as a purchase, closed on June 28 and had no effect on second quarter earnings. As a result of this acquisition, the Corporation issued 4.6 million shares of common stock, which it is currently in the process of repurchasing.

     On July 10, the Corporation received approval from the Board of Governors of the Federal Reserve System to acquire BayBanks. Pending receipt of approval from the Massachusetts Board of Bank Incorporation, the acquisition is expected to close by the end of this month. Upon completion of the BayBanks acquisition, which will be accounted for as a pooling of interests, Bank of Boston Corporation and BayBanks, Inc. will operate under the BANKBOSTON name and will have assets of approximately $60 billion.

THE CORPORATION

     Bank of Boston Corporation, with assets of $50.8 billion, is a focused financial institution engaged primarily in commercial and consumer banking in southern New England, financing to selected corporations and individuals nationally and internationally, and indigenous banking in Latin America. New England's only global bank, the Corporation and its subsidiaries operate through a network of 500 offices across the U.S. and through more than 100 offices in over 20 countries in Latin America, Europe and Asia, the third largest overseas network of any U.S. bank. The Corporation's common and preferred stocks are listed on the New York and Boston exchanges.

                           CONSOLIDATED BALANCE SHEET

(dollars in millions)

   March 31                                                                               June 30
- -----------                                                                        --------------------
       1996                                                                           1996       1995
- -----------                                                                        ----------  --------
                                          Assets
                                          Securities:
    $   647                               Held to maturity                             $   633   $ 1,821
      5,064                               Available for  sale                            6,430     3,011

     31,402                               Loans and lease financing                     32,885    31,388
       (732)                              Reserve for credit losses                       (744)     (692)
    -------                                                                            -------   -------
     30,670                               Net loans and lease financing                 32,141    30,696


      4,249                               Other earning assets                           5,006     3,532
      5,827                               Cash and other nonearning assets               6,620     6,194
    -------                                                                            -------   -------
    $46,457                               Total Assets                                 $50,830   $45,254
    =======                                                                            =======   =======

                                          Liabilities and Stockholders' Equity

    $31,235                               Deposits                                     $33,305   $29,121
      7,201                               Funds borrowed                                 8,856     9,045
      2,499                               Notes payable                                  2,632     2,110
      1,811                               Other liabilities                              2,077     1,513
    -------                                                                            -------   -------
     42,746                               Total Liabilities                             46,870    41,789
    -------                                                                            -------   -------
                                          Stockholders' Equi
        508                               Preferred equity                                 508       508
      3,203                               Common equity                                  3,452     2,957
    -------                                                                            -------   -------
      3,711                               Total Stockholders' Equity                     3,960     3,465
    -------                                                                            -------   -------
    $46,457                               Total Liabilities and Stockholders' Equity   $50,830   $45,254
    =======                                                                            =======   =======



                           SELECTED AVERAGE BALANCES

Quarter Ended                                                      Quarters Ended              Six Months Ended
- -------------                                                      --------------              ----------------
     March 31                                                             June 30                       June 30
- -------------                                                             -------                       -------
         1996                                                1996            1995        1996              1995
- -------------                                             -------           -----      ------              ----
                   Assets
      $31,357       Loans and lease financing             $32,272         $30,928     $31,815           $30,528
        5,653       Securities                              5,915           4,526       5,784             4,408
       41,605       Total earning assets                   42,440          38,970      42,022            38,483
       47,014       Total assets                           47,087          44,101      47,055            43,473
                   Liabilities and Stockholders' Equity
       25,805       Interest bearing deposits              26,386          24,195      26,095            24,170
        5,018       Noninterest bearing deposits            4,743           4,612       4,880             4,611
      -------                                             -------         -------     -------           -------
       30,823        Total deposits                        31,129          28,807      30,975            28,781
        2,374       Notes payable                           2,584           2,062       2,479             2,098
       36,606       Total interest bearing liabilities     36,949          34,431      36,778            34,001
        3,235       Common stockholders' equity             3,195           2,889       3,216             2,790
        3,743       Total stockholders' equity              3,703           3,397       3,724             3,298

                                             NUMBER OF EMPLOYEES

                                   June 30             Mar 31             June 30
                                    1996                1996                1995
                                   -------             ------             -------
  Full time equivalent employees    17,200             16,900              18,100

                        CONSOLIDATED STATEMENT OF INCOME

(dollars in millions, except per share amounts)
Quarters Ended                                                        Quarters Ended         Six Months Ended
      March 31                                                               June 30                  June 30
- --------------                                                               -------                  -------
          1996                                                          1996      1995          1996      1995
        ------                                                      --------  --------      --------  --------
      $1,034.9      Interest income                                 $1,001.3  $1,103.4      $2,036.2  $2,136.7
         601.3      Interest expense                                   563.3     669.3       1,164.6   1,276.7
      --------                                                      --------  --------      --------  --------
         433.6       Net interest revenue                              438.0     434.1         871.6     860.0
          50.0      Provision for credit losses                         50.0      40.0         100.0     130.0
      --------                                                      --------  --------      --------  --------
                     Net interest revenue after provision
         383.6        for credit losses                                388.0     394.1         771.6     730.0
      --------                                                      --------  --------      --------  --------
                    Noninterest income:
           6.8       Financial service fees                             89.1     113.3          95.9     218.9
          51.0       Trust and agency fees                              55.2      57.2         106.2     109.9
          12.3       Trading profits and commissions                    24.3       6.1          36.6       7.2
          13.4       Securities portfolio gains, net                     3.5        .2          16.9       6.4
         142.7       Other income                                      151.7      59.3         294.4     187.0
      --------                                                      --------  --------      --------  --------
         226.2        Total noninterest income                         323.8     236.1         550.0     529.4
      --------                                                      --------  --------      --------  --------
                    Noninterest expense:
         186.5       Salaries                                          185.3     179.6         371.8     356.0
          42.6       Employee benefits                                  41.9      40.9          84.5      81.3
          37.0       Occupancy expense                                  36.8      34.4          73.8      69.4
          26.2       Equipment expense                                  25.4      25.7          51.6      49.8
         110.6       Other expense                                     115.9     108.8         226.5     214.1
      --------                                                      --------  --------      --------  --------
         402.9         Subtotal                                        405.3     389.4         808.2     770.6
           1.6      OREO costs                                           1.1       2.7           2.7       4.7
      --------                                                      --------  --------      --------  --------
         404.5       Total noninterest expense                         406.4     392.1         810.9     775.3
      --------                                                      --------  --------      --------  --------

         205.3      Income before income taxes                         305.4     238.1         510.7     484.1
          88.8       Provision for income taxes                        127.3     104.8         216.1     225.4
      --------                                                      --------  --------      --------  --------
      $  116.5      NET INCOME                                      $  178.1  $  133.3      $  294.6  $  258.7
      ========                                                      ========  ========      ========  ========


                    NET INCOME PER COMMON SHARE:
      $    .97       Primary                                        $   1.54  $   1.11      $   2.50  $   2.19
      $    .95       Fully diluted                                  $   1.52  $   1.10      $   2.46  $   2.14
      $    .37      DIVIDENDS PAID PER COMMON SHARE                 $    .44  $    .27      $    .81  $    .54

                    Average number of common shares, in thousands:
       111,034          Primary                                      109,725   111,369       110,380   109,335
       112,864          Fully diluted                                111,253   112,933       112,064   112,718

      $    9.3      Preferred dividends                             $    9.3  $    9.3      $   18.6  $   18.7





                                                    OTHER DATA

(dollars in millions, except per share amounts

 Quarter Ended                                                                Quarters Ended              Six Months Ended
- --------------                                                                ---------------             -----------------
      March 31                                                                       June 30                        June 30
- --------------                                                                       -------                        -------
          1996                                                            1996          1995       1996                1995
- --------------                                                         -------         -----  ---------                ----

                EARNINGS PER SHARE BEFORE SPECIAL ITEMS*:
      $   1.25     Primary                                              $ 1.28        $ 1.11   $   2.53              $ 2.19
      $   1.23     Fully diluted                                        $ 1.26        $ 1.10   $   2.49              $ 2.14

                RETURN ON AVERAGE TOTAL ASSETS (ANNUALIZED):
          1.00%    Net income                                             1.52%         1.21%      1.26%               1.20%
          1.27%    Net income before special items*                       1.28%         1.21%      1.27%               1.20%

                RETURN ON AVERAGE COMMON EQUITY (ANNUALIZED):
         13.33%    Net income                                            21.24%        17.22%     17.25%              17.35%
         17.24%    Net income before special items*                      17.68%        17.22%     17.45%              17.35%

                * Based on net income of $149.8 million in the second quarter of 1996, $148.0 million in the first quarter of 1996 and $133.3 million in the second quarter of 1995

                CONSOLIDATED NET INTEREST REVENUE AND MARGIN:
                   Net interest revenue, fully taxable equivalent
        $435.8      basis                                               $439.5        $436.0   $  875.3              $863.4
          4.21%    Net interest margin                                    4.17%          .49%      4.19%               4.52%

          4.31% DOMESTIC NET INTEREST MARGIN (ESTIMATED)                  4.16%         4.54%      4.23%               4.69%
          3.99% INTERNATIONAL NET INTEREST MARGIN (ESTIMATED)             4.18%         4.35%      4.09%               4.08%


March 31                                                                                        June 30
- --------                                                                                        -------
    1996                                                                               1996       1995
- --------                                                                              ------    -------
                COMMON STOCKHOLDERS' EQUITY:
   $3,203       Common stockholders' equity                                           $3,452     $2,957
  110,530       Common shares outstanding, in thousands                              113,183    111,612
                Per common share:
$   28.98        Book value                                                           $30.50     $26.49
    49.63        Market value                                                          49.50      37.50

                 CAPITAL RATIOS/REGULATORY CAPITAL:
     6.29%       Tangible Common Equity ratio                                           6.12%      5.05%
                 Risk-based capital ratios:                                           Estimate
      8.1%         Tier 1 capital ratio (minimum required 4.00%)                         7.9%       7.7%
     12.9%         Total capital ratio (minimum required 8.00%)                         12.5%      13.0%
      7.2%       Leverage ratio                                                          7.6%       7.3%
$   3,377        Tier 1 capital                                                       $3,557   $  3,209
    5,388        Total capital                                                         5,606      5,423
   41,807        Total risk-adjusted assets                                           44,920     41,578


                           RESERVE FOR CREDIT LOSSES

(dollars in millions)
       Quarter Ended                                                    Quarters Ended         Six Months Ended
            March 31                                                            June 30                 June 30
- --------------------                                                  ------------------      ------------------
                1996                                                    1996       1995          1996      1995
           ---------                                                  --------   ------      --------    ------
             $ 735.5   Beginning balance                               $ 732.4    $695.5    $ 735.5   $ 680.2

                50.0   Provision for credit losses                        50.0      40.0      100.0     130.0
                   0   Reserve of acquired bank                            2.1         0        2.1         0
               (10.9)  Sale of mortgage banking subsidiary                   0         0      (10.9)        0
                   0   Sale of Maine and Vermont banking subsidiaries        0          0         0     (32.7)

               (57.6)  Credit losses                                     (53.5)    (58.4)    (111.2)   (111.9)
                15.4   Recoveries                                         13.3      14.8       28.8      26.3
              ------                                                   -------    ------    -------   -------
               (42.2)  Net credit losses                                 (40.2)    (43.6)    (82.4)    (85.6)
              ------                                                   -------    ------   -------   -------

             $ 732.4   Ending balance                                  $ 744.3    $691.9   $ 744.3   $ 691.9
              ======                                                   =======    ======   =======   =======

                2.33%  Reserve as a % of loans and leases                 2.26%     2.20%     2.26%     2.20%
              ======                                                   =======    ======   =======   =======

                 227%  Reserve as a % of nonaccrual loans                  217%      204%      217%      204
              ======                                                   =======    ======   =======   =======
